Exhibit (a)(1)(C)

Neiman Marcus, Inc.

Offer to Exchange Certain Outstanding Stock Options for New Stock Options

Withdrawal Form and Instructions

WITHDRAWAL FORM

You should submit this withdrawal form only if you previously submitted an election form in connection with the exchange offer and you now no longer wish to exchange your Eligible Options. To withdraw your previously tendered Eligible Options from the exchange, you must complete, sign, date and deliver this withdrawal form by 11:59 p.m., Central Standard Time, on December 15, 2009. You cannot withdraw less than all of your tendered Eligible Options. Please read and follow the attached instructions to this withdrawal form.

Please check the box and sign below if you wish to withdraw your acceptance of the exchange offer and reject the exchange offer in accordance with the terms and conditions of the exchange offer and the Offer Document.

☐ Yes, I wish to withdraw my acceptance of the exchange offer and reject the exchange offer pursuant to the terms and conditions set forth in the Offer Document and this withdrawal form. I understand that I will not receive any New Options in exchange for my Eligible Options that I previously tendered and I will keep my Eligible Options with their existing terms, exercise prices, vesting schedules and other terms and conditions. The withdrawal of my tendered Eligible Options from the exchange offer is at my own discretion. I agree that Neiman Marcus will not be liable for any costs, taxes, losses or damages I may incur as a result of my decision to withdraw my tendered Eligible Options from the exchange offer.

PLEASE SIGN THIS WITHDRAWAL FORM AND PRINT YOUR NAME EXACTLY AS YOUR NAME APPEARS ON THE ELECTION FORM.

Employee Signature	Date
Employee Name (please print)	E-mail Address
Legal Name, if different (please print)

THIS WITHDRAWAL FORM MUST BE RECEIVED NO LATER THAN

11:59 P.M., CENTRAL STANDARD TIME, ON DECEMBER 15, 2009

Neiman Marcus, Inc.

Offer to Exchange Certain Outstanding Stock Options for New Stock Options

Withdrawal Form and Instructions

INSTRUCTIONS TO THE WITHDRAWAL FORM

FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1.	DEFINED TERMS. All terms used in this withdrawal form but not defined have the meaning given to them in the Offer to Exchange Certain Outstanding Stock Options for New Stock Options, dated November 17, 2009, as amended November 24, 2009 (the “Offer Document”). References in this withdrawal form to “Neiman Marcus,” “we,” “us,” “our,” and “ours” mean Neiman Marcus, Inc.

2.	EXPIRATION DATE. The exchange offer and any rights to tender, or to withdraw a tender of, your Eligible Options will expire on December 15, 2009 at 11:59 p.m., Central Standard Time (or on a later date, if we extend the exchange offer) (such expiration date, the “Expiration Date”).

3.	WITHDRAWAL OF ELECTION. The tender of your Eligible Options under the exchange offer may be withdrawn at any time before 11:59 p.m., Central Standard Time, on the Expiration Date. To withdraw your tendered Eligible Options, you must complete and submit this withdrawal form. Withdrawals may not be rescinded, and Eligible Options withdrawn will not be considered to be properly tendered, unless your Eligible Options are properly re-tendered before the Expiration Date by following the procedures described in the election form.

4.	DELIVERY OF WITHDRAWAL FORM. If you intend to withdraw your tender of Eligible Options under the exchange offer, you must complete this withdrawal form and do one of the following, all before 11:59 p.m., Central Standard Time, on the Expiration Date:

(1) email a completed and signed scanned or PDF copy of the withdrawal form to Brenda Sanders (Brenda_Sanders@neimanmarcus.com),

(2) fax a completed and signed scanned or PDF copy of the withdrawal form to Brenda Sanders at (214) 743-7617, or

(3) deliver and send your completed and signed withdrawal form by hand, registered mail or courier to: Neiman Marcus, Inc., Attn: Brenda Sanders, One Marcus Square, 1618 Main Street, Dallas, Texas 75201.

Your election to withdraw will only be effective upon receipt by us of your withdrawal form. If you wish to withdraw, you are responsible for making sure that you complete and acknowledge your withdrawal form before 11:59 p.m., Central Standard Time, on the Expiration Date.

Neither we, nor any other person, are obligated to give notice of receipt of, or any defects or irregularities in, any withdrawal form you submit.

If you miss the deadline for withdrawal, your previously tendered Eligible Options will be cancelled and exchanged pursuant to the exchange offer. You are responsible for making sure that the withdrawal form is properly completed and signed.

5.

DECIDING TO PARTICIPATE AFTER WITHDRAWING. If you withdraw your tendered Eligible Options from the exchange, you may again elect to exchange the withdrawn Eligible Options at any time before the Expiration Date. To re-elect to exchange any or all of your withdrawn Eligible Options, you must submit a new election form prior to the expiration of the exchange offer in accordance with all the requirements set forth in the instructions to the election form. Your new election form must include the required information regarding all of your Eligible Options and must be clearly dated after the date of your original election form and any withdrawal form you have submitted. Upon the receipt of a new, properly submitted election form, any previously submitted election form or withdrawal form will be disregarded and will be considered replaced in full by the new election form. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form or withdrawal form we receive before the Expiration Date.

6.	SIGNATURES ON THIS WITHDRAWAL FORM. Withdrawal forms must be signed by the employee holding the options or another person with the legal authority to act on behalf of the employees. If this withdrawal form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Neiman Marcus of the authority of that person to act in that capacity must be submitted with this withdrawal form. Your printed name on this withdrawal form must appear exactly as your name appears on the election form.

7.	OTHER INFORMATION ON THIS WITHDRAWAL FORM. In addition to signing this withdrawal form, you must print your name, legal name (if different than the name you use), date, and your current e-mail address.

8.	REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. Any questions or requests for assistance regarding the exchange offer (including requests for additional copies of this withdrawal form) should be directed to Tony Bangs (Tony_Bangs@neimanmarcus.com; (214) 743-7610).

9.	ADDITIONAL DOCUMENTS TO READ. In addition to the documents making up the exchange offer, you should be sure to read the other documents referenced in or incorporated into the Offer Document before deciding to withdraw your participation in the exchange offer.

10.	IMPORTANT TAX INFORMATION. You should refer to “This Exchange Offer-Material United States Tax Consequences” of the Offer Document, which contains important tax information.